Exhibit 10.34

Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.

Execution Version

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of November 5, 2024, by and among Globalstar, Inc., a Delaware corporation (“GS”), GUSA Licensee LLC, a Delaware limited liability company (“GUSA”), GCL Licensee LLC, a Delaware limited liability company (“GCL” and together with GS and GUSA, “GS Group”) and Globalstar Licensee LLC, a Delaware limited liability company (the “Company” and together with GS, GUSA and GCL, the “Parties” and each a “Party”). Capitalized terms used but not defined herein shall have the respective meaning ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the parties acknowledge that the Company was established solely to hold legal title to assets, rights, and licenses related to the provision by GS and its operating subsidiaries of Services (as defined in the KTA) and Deliverables (as defined in the KTA) under the KTA and other Transaction Documents (as defined in the LLC Agreement). As a condition of entering into the [*] and contributing assets to the Company, GS and its operating subsidiaries has retained exclusive control and use (subject to the terms of the KTA and the other Transaction Documents) of all assets and rights granted to it under the [*]. Except as required by law or as otherwise contemplated in the KTA or the other Transaction Documents, the Company is not intended to operate or maintain any assets or employ personnel. All Deliverables and Services under the KTA and other Transaction Documents shall be provided by GS and its operating subsidiaries;

WHEREAS, GS, the Company and Customer Parent have entered into that certain Purchase Agreement, dated as of October 29, 2024 (the “Purchase Agreement”);

WHEREAS, in connection with and as part of the transactions contemplated by the Purchase Agreement and KTA Amendment, GS Group and their respective Affiliates desire to contribute certain assets and licenses that are necessary and useful to the provision of Satellite Services (as defined in the KTA) to the Company;

WHEREAS, in furtherance of the above, (a) on or prior to the Closing, GS Group desires to contribute the Initial Transferred Assets (as defined below) on and subject to the terms and conditions set forth herein, such that, as of the Closing, the Company will be the owner, directly or indirectly, of such Initial Transferred Assets and (b) GS and the Company agree to convert the ordinary interests of the Company held by GS into Class A Units of the Company as of the Closing; and

WHEREAS, subject to the terms of this Agreement, GS Group and their respective Affiliates have agreed, (a) following the Closing, to use all reasonable efforts to obtain, perfect and maintain (including, without limitation, complying with all necessary conditions) all Regulatory Rights (as defined in the KTA) [*], (b) promptly upon receipt of the Regulatory Rights [*], to take all actions reasonably requested by Customer Parent to effectuate the contribution of the [*], on a rolling basis as the applicable Regulatory Rights (if any) [*] are obtained, to the Company, in each case, for no additional consideration and (c) following the Closing, to contribute to the Company or its Subsidiaries [*], in each case, for no additional consideration.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree hereby as follows:

1. Contribution and Acceptance.

(a) At or prior to the Closing, GS Group has contributed and/or hereby contributes each of the assets set forth in Exhibit A hereto (the “Initial Transferred Assets”) free and clear of all Liens (other than Permitted Liens) to the Company (the “Closing Contribution”). The Company hereby accepts such contribution of all rights, title and interest in and to all of the assets comprising the Initial Transferred Assets.

(b) In no event will GS or its subsidiaries allocate or otherwise assign any liabilities to any member of the Company Group in connection with the Closing Contribution (provided, that for the avoidance of doubt, any liability allocated to the Company Group in any of the Transaction Documents will remain a liability of the Company Group in accordance with the terms thereof).

(c) Upon the consummation of the Closing, the Company hereby agrees to convert one hundred percent (100%) of the ordinary interests currently held by GS in the Company into 1,600,000 Class A Units of the Company in exchange for the contribution of the Initial Transferred Assets. For the avoidance of doubt, the contribution of the [*] shall be made by GS Group and/or their respective Affiliates without any further issuance of any equity interests in the Company (or any additional consideration) in respect thereof, or in respect of any additional contributions made pursuant to the Transaction Documents.

2. Contribution [*].

(a) [*].

(b) In no event will GS or its subsidiaries allocate or otherwise assign any liabilities to any member of the Company Group in connection with the contribution [*] (provided, that for the avoidance of doubt, any liability allocated to the Company Group in any of the Transaction Documents will remain a liability of the Company Group in accordance with the terms thereof).

3. Further Assurances. Notwithstanding anything to the contrary contained herein, the Parties hereby represent and warrant that the Parties have taken all actions required or necessary to make the Closing Contribution effective on or prior to the date of the Closing. Subject to and in accordance with Section 2, the Parties hereto further agree to take or cause to be taken all necessary actions, including, without limitation, the execution and delivery of any and all instruments and documents, as may be necessary to effectuate and evidence the contribution [*] as soon as practicable. If at any time after the date hereof, any action is necessary or desirable to further evidence the Closing Contribution or the contribution [*], as applicable, then each of the Parties hereto shall take or cause to be taken all such necessary actions, including, without limitation, the execution and delivery of such further instruments and documents, as may reasonably be requested by the other Party or Customer Parent, as applicable, for such purposes. [*].

4. Effective Time. The Closing Contribution shall, subject to the requisite actions and the terms and conditions set forth in this Agreement and the Purchase Agreement, be effective as of the Closing. [*].

5. Notices. All notices requests, demands, waivers and other communications under this Agreement shall be in writing and shall be sent by facsimile or pdf e-mail (if promptly confirmed by personal delivery, telephone call or mail), by mailed postage prepaid, registered or certified, by United States mail, return receipt requested, by nationally recognized private courier or by personal delivery. Notices shall be effective, (a) if sent by facsimile or pdf e-mail, on the day sent, if sent before 5:00 p.m. New York, New York time, or on the next Business Day, if sent after 5:00 p.m. New York, New York time, in each case, subject to acknowledgement of receipt (not to be unreasonably withheld, conditioned or delayed), (b) if sent by nationally recognized private courier, on the next Business Day, (c) if mailed, three (3) Business Days after mailing or (d) if personally delivered, when delivered, as applicable, at the following addresses, email addresses and facsimile numbers (or to such other address, email address or facsimile number as a Party may have specified by notice given to the other Parties pursuant to this provision).

(a) If to GS Group:

Globalstar, Inc.
1351 Holiday Square Blvd
Covington, LA 70433
Attention: David Milla
Fax: [*]
Email: [*]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave, Suite 1400
Palo Alto, CA 94301
Attention: Michael Mies Email: [*]

(b) If to the Company:

Globalstar, Inc.
1351 Holiday Square Blvd
Covington, LA 70433
Attention: David Milla
Fax: [*]
Email: [*]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave, Suite 1400
Palo Alto, CA 94301
Attention: Michael Mies
Email: [*]

6. Entire Agreement; Amendments and Waivers. This Agreement and the Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements, undertakings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a writing signed by the Parties. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8. Dispute Resolution; Jurisdiction; and Venue.

(a) All disputes arising out of or related to the Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with such rules, and shall be conducted according to the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration. The arbitration shall take place in San Francisco, California. The arbitration shall be conducted in English.

(b) The Parties hereto shall keep confidential: (i) the fact that any arbitration occurred; (ii) any awards awarded in the arbitration; (iii) all materials used, or created for use in, in the arbitration; and (iv) all other documents produced by another Party in the arbitration and not otherwise in the public domain, except, with respect to each of the foregoing, to the extent that disclosure may be legally required (including, without limitation, to protect or pursue a legal right) or necessary to enforce or challenge an arbitration award before a court or other judicial authority.

(c) The arbitrators shall award to the prevailing Party, if any, its costs and expenses, including, without limitation, its attorneys’ fees. The prevailing Party shall also be entitled to its attorneys’ fees and costs in any action to confirm or enforce any arbitration award in any judicial proceedings.

9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10. Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be null, void and of no effect.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

12. Third-Party Beneficiary. The Parties agree that the Agreement confers benefits on Customer Parent, and accordingly, Customer Parent is intended by the Parties to be, and shall be, a third-party beneficiary of this Agreement with the right to enforce its terms and conditions directly against GS on behalf of itself or the Company. Except as expressly provided in this paragraph, no other third party is intended to be, or shall be, a third-party beneficiary of the Agreement.

13. Specific Performance. Each Party acknowledges and agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Each Party accordingly agrees that, in addition to any other remedies available under applicable Law or this Agreement, each Party shall be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of posting a bond or proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement. The Parties agree, solely with respect to this Agreement and any breach of this Agreement, not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

14. Counterparts. This Agreement may be executed in one or more counterparts, including facsimile or pdf counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

GLOBALSTAR, INC.

By: /s/ Rebecca Clary
Name: Rebecca Clary
Title: VP and Chief Financial Officer

GLOBALSTAR LICENSEE LLC

By: /s/ Rebecca Clary
Name: Rebecca Clary
Title: Treasurer

GUSA LICENSEE LLC

By: /s/ Rebecca Clary
Name: Rebecca Clary
Title: Treasurer

GCL LICENSEE LLC

By: /s/ Rebecca Clary
Name: Rebecca Clary
Title: Treasurer

Exhibit A – Initial Transferred Assets
[*]